Exhibit 10.5

SCHEDULE A

PERFORMANCE GOAL, PERFORMANCE PERIOD, AND PAYOUT AMOUNTS

1.    Performance Period. The maximum number of Restricted Incentive Units, which can vest pursuant to the Subject Award shall be calculated based on the Performance Goal over a period (the “Performance Period”) that begins on _______ and ends on _______ (the “Vesting Date”). The portion of the Performance Period that commences as of the beginning of the Performance Period and ends on January 24, 2019 is referred to herein as the “Pre-Merger Period” and the portion of the Performance Period that commences as of January 25, 2019 and ends on the last day of the Performance Period is referred to herein as the “Post-Merger Period”.

2.    Performance Goal. The Performance Goal is based on total shareholder return (“TSR”), which shall be the rate of return a holder of a common equity security of a company would receive through common equity security price changes and the assumed reinvestment of dividends / distributions over the Performance Period. Pursuant to Paragraph 5 below, vesting shall be based on the ranking of the TSR of EnLink Midstream Partners, LP (“ENLK”) and EnLink Midstream, LLC (“ENLC”) relative to the TSR of each of the Peer Companies (identified in subparagraphs 3(b) and (c) below). At the end of the Performance Period and subject to Paragraph 5 below, the following formula shall be used to determine the TSR for each Peer Company and EnLink (as defined in Paragraph 5 below):

TSR	=	((Closing Average Value - Opening Average Value) + Reinvested Dividends) / Opening Average Value*

*The result shall be rounded to the nearest hundredth of one percent (.01%).

(a)    The term “Closing Average Value” means the average value of the common equity security on the relevant United States stock market (NYSE or NASDAQ) for the 30 trading days ending on the last day of the Pre-Merger Period or Post-Merger Period, as applicable, which shall be calculated as follows: (i) determine the closing price of the common equity security on each trading date during the 30-day period and (ii) average the amounts so determined for the 30-day period. For the avoidance of doubt, Closing Average Value for the Peer Companies will be calculated using the 30 trading days ending on the last day of the Post-Merger Period.

(b)    The term “Opening Average Value” means the average value of the common equity security on the relevant United States stock market (NYSE or NASDAQ) for the 30 trading days preceding the start of the Pre-Merger Period or Post-Merger Period, as applicable, which shall be calculated as follows: (i) determine the closing price of the common equity security on each trading date during the 30-day period and (ii) average the amounts so determined for the 30-day period. For the avoidance of doubt, Opening Average Value for the Peer Companies will be calculated using the 30 trading days preceding the start of the Pre-Merger Period.

(c)    “Reinvested Dividends” shall be calculated by multiplying (i) the aggregate number of common equity securities (including fractional units thereof) that could have been purchased during the Pre-Merger Period and/or Post-Merger Period, as applicable, had each cash dividend or distribution paid on a single common equity security during that period been immediately reinvested in additional common equity securities (or fractional units thereof) at the closing selling price per common equity security on the applicable dividend or distribution payment date by (ii) the average daily closing price per common equity security on the relevant United States stock market (NYSE or NASDAQ) calculated for the relevant duration of the Pre-

Merger Period and/or Post-Merger Period, as applicable, following the dividend or distribution payment date. For the avoidance of doubt, Reinvested Dividends for the Peer Companies will be calculated with respect to the entire Performance Period.

(d)    Each of the foregoing amounts shall be equitably adjusted for stock / unit splits, stock dividends or unit distributions, recapitalizations and other similar events affecting the common equity securities in question without the issuer’s receipt of consideration.

3.    Vesting Schedule. The Restricted Incentive Units shall vest pursuant to this Agreement based on EnLink’s relative TSR ranking in respect of the Performance Period as compared to the TSR ranking of the Peer Companies, in accordance with the following schedule:

Performance Level	EnLink’s Achieved TSR Percentile Position Relative to AMZ Peers*	Associated Individual Payout Level (expressed as a percentage of the Subject Award)
Below Threshold	Less than 25%	0%
Threshold	Equal to 25%	50%
Target	Equal to 50%	100%
Maximum	Greater than or Equal to 75%	200%
* If EnLink’s achieved TSR percentile position is between the Threshold and Target performance levels or if EnLink’s achieved TSR percentile position is between the Target and Maximum performance levels, then the associated individual payout level will be interpolated on a linear basis.

(a)    If EnLink’s final TSR value is equal to the TSR value of a Peer Company, the Committee When applicable, references to the Committee in this Sample Amendment will relate to the “Special Committee” described in the award agreements made under the EnLink Midstream, LLC 2014 Long-Term Incentive Plan. shall assign EnLink the higher ranking.

(b)    The Peer Companies are the companies that comprise the Alerian MLP Index for Master Limited Partnerships (AMZ) as of the Grant Date, which are set forth on Schedule B to this Agreement, it being understood that in no event shall the Peer Companies include ENLC or ENLK.

(c)    The Peer Companies will be subject to change as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a Peer Company, in which the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company. Any entity involved in the transaction that is not the surviving company shall no longer be a Peer Company.

(ii)    If a Peer Company ceases to be a publicly traded company at any time during the Performance Period due to bankruptcy, delisting or any other reason other than those set forth in clause (i) above, such company shall remain a Peer Company but shall be deemed to have a TSR of negative 100% (-100%).

4.    General Vesting Terms. Any fractional Restricted Incentive Units resulting from the vesting of the Restricted Incentive Units in accordance with this Agreement shall be rounded down to the nearest whole number. Any portion of the Restricted Incentive Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.

5.    TSR Determinations.

(a)	Definitions. For purposes of the determinations set forth below:

(i)    The term “EnLink” means (x) Pre-Merger EnLink with respect to any determinations hereunder that are limited to the Pre-Merger Period, (y) Post-Merger EnLink with respect to any determinations hereunder that are limited to the Post-Merger Period, and (z) Pre-Merger EnLink and Post-Merger EnLink with respect to any determinations hereunder that relate to the entire Performance Period;

(ii)    The term “Post-Merger EnLink” means ENLC; and

(iii)    The term “Pre-Merger EnLink” means ENLC and ENLK.

(b)    Initial EnLink TSR Determinations. At the end of the Performance Period, the following TSR determinations shall be made with respect to Pre-Merger EnLink and Post-Merger EnLink as follows:

(i)    The TSR for each of ENLC and ENLK shall be separately determined for the Pre-Merger Period, and the sum of the TSR for each of ENLC and ENLK shall be divided by two (2) to yield the average TSR for ENLC and ENLK for such period (the “Pre-Merger EnLink TSR”); and

(ii)    The TSR for Post-Merger EnLink shall be determined for the Post-Merger Period (the “Post-Merger EnLink TSR”).

(c)    Weighted Average EnLink TSR Determination. After the determinations set forth in the preceding subparagraph (b) have been made, the following weighted average TSR determinations shall be made with respect to the entire Performance Period:

(i)    The Pre-Merger EnLink TSR shall be multiplied by the following fraction: (x) the numerator of which is the number of days during the Pre-Merger Period, and (y) the denominator of which is the total number of days in the Performance Period (the result being the “Pre-Merger Weighted EnLink TSR”);

(ii)    The Post-Merger EnLink TSR shall be multiplied by the following fraction: (x) the numerator of which is the number of days during the Post-Merger Period, and (y) the denominator of which is the total number of days in the Performance Period (the result being the “Post-Merger Weighted EnLink TSR”); and

(iii)    The Pre-Merger Weighted EnLink TSR shall be added to the Post-Merger Weighted EnLink TSR to determine the relevant TSR of EnLink with respect to the entire Performance Period and for purposes of establishing “EnLink’s Achieved TSR Percentile Position Relative to AMZ Peers” pursuant to the chart set forth in Paragraph 3.

(d)    Peer Company TSR Determinations. At the end of the Performance Period, the TSR determinations shall be made for the Peer Companies with respect to the entire Performance Period (i.e., the combined period that includes the Pre-Merger Period and the Post-Merger Period) and for purposes of establishing “EnLink’s Achieved TSR Percentile Position Relative to AMZ Peers” pursuant to the chart set forth in Paragraph 3.